EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000
ParkOhio Announces First Quarter Results
     CLEVELAND, OHIO, May 3, 2010 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its first quarter ended March 31, 2010.
     ParkOhio reported net sales of $191.7 million for first quarter 2010, an increase of $10.4 million from net sales of $181.3 million for first quarter 2009. ParkOhio reported net income of $2.1 million, or $.18 per share dilutive, for first quarter 2010, compared to a net loss of ($5.5) million, or ($.50) per share dilutive, for first quarter 2009.
     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “We are pleased with the start to 2010. Most business units performed ahead of our expectations and continue to build momentum for the balance of the year.”
     A conference call reviewing ParkOhio’s first quarter results will be broadcast live over the Internet on Tuesday, May 4, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
     ParkOhio is a leading provider of supply management services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 28 manufacturing sites and 40 supply chain logistics facilities.
     This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
     Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.
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CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2010	2009
Net sales	$191,701	$181,250
Cost of products sold	162,363	157,388

Gross profit	29,338	23,862
Selling, general and administrative expenses	20,968	22,621

Operating income	8,370	1,241
Interest expense	5,436	5,971

Income (loss) before income taxes	2,934	(4,730)
Income taxes	868	732

Net Income (loss)	$2,066	($5,462)

Amounts per common share:
Basic	$0.19	($0.50)
Diluted	$0.18	($0.50)

Common shares used in the computation:
Basic	11,108	10,950
Diluted	11,647	10,950

Other financial data:
EBITDA, as defined	$13,050	$7,726

Note A—EBITDA, as defined, reflects earnings before interest and income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s revolving credit agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended
	March 31,
	2009	2008
Net income (loss)	$2,066	($5,462)

Add back:
Income taxes	868	732
Interest expense	5,436	5,971
Depreciation and amortization	4,168	5,194
Miscellaneous	512	1,291

EBITDA, as defined	$13,050	$7,726

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	March 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$28,134	$23,098
Accounts receivable, net	120,048	104,643
Inventories	173,290	182,116
Deferred tax assets	8,104	8,104
Unbilled contract revenue	20,570	19,411
Other current assets	10,529	12,700

Total Current Assets	360,675	350,072

Property, Plant and Equipment	245,857	245,240
Less accumulated depreciation	172,482	168,609

Total Property Plant and Equipment	73,375	76,631

Other Assets
Goodwill	3,983	4,155
Other	77,224	71,410

Total Other Assets	81,207	75,565

Total Assets	$515,257	$502,268

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$86,600	$75,083
Accrued expenses	45,286	$39,150
Current portion of long-term debt	10,748	$10,894
Current portion of other postretirement benefits	2,197	2,197

Total Current Liabilities	144,831	127,324

Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	183,835	183,835
Revolving credit facility maturing on June 30, 2013	130,400	134,600
Other long-term debt	4,563	4,668
Deferred tax liability	7,200	7,200
Other postretirement benefits and other long-term liabilities	21,272	21,831

Total Long-Term Liabilities	347,270	352,134

Shareholders’ Equity	23,156	22,810

Total Liabilities and Shareholders’ Equity	$515,257	$502,268

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended March 31,
	2010	2009
NET SALES

Supply Technologies	$94,238	$82,971
Aluminum Products	36,588	22,358
Manufactured Products	60,875	75,921

	$191,701	$181,250

INCOME (LOSS) BEFORE INCOME TAXES

Supply Technologies	$4,484	$546
Aluminum Products	1,936	(3,662)
Manufactured Products	4,933	7,712

	11,353	4,596

Corporate and Other Costs	(2,983)	(3,355)
Interest Expense	(5,436)	(5,971)

	$2,934	($4,730)